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                                                                         E-18


                          LIST OF REGISTRANT'S SUBSIDIARIES



A. ORIENTAL BANK AND TRUST- commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

     SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

     1. Oriental Financial Services Corp.-corporation organized and existing under the laws of the Commonwealth of Puerto Rico.
     2. Eastern Services Corporation- corporation organized and existing under the laws of the Commonwealth of Puerto Rico.
     3. Oriental Funding Corporation- corporation organized and existing under the laws of the Commonwealth of Puerto Rico.
     4. Eastern Funding Corporation- corporation organized and existing under the laws of the Commonwealth of Puerto Rico.
     5. Oriental Mortgage Corporation- corporation organized and existing under the laws of the Commonwealth of Puerto Rico.